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                                                                     Exhibit 5.1



                           [Safety-Kleen Letterhead]





May 17, 1996


Securities and Exchange Commission
  Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies/Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-3 to be filed with the Securities and Exchange Commission on May 17, 1996 relating to the registration of shares of common stock, $.10 par value per share, of Safety-Kleen Corp. (the "Company") for sales which may be made by a certain shareholder of the Company (the "Registered Shares").

     It is my opinion that the Registered Shares will when issued by the Company as contemplated in the Registration Statement be fully paid and nonassessable, except as provided in Section 180.0622 of the Wisconsin Business Corporation Law, which provides "[t]he shareholders of every corporation . . . are personally liable to an amount equal to the par value of shares owned by them respectively . . . for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding 6 months' service in any one case."

     I hereby consent to the inclusion of this opinion in the registration statement.


                                         Very truly yours,

                                         /s/  Hyman K. Bielsky

                                         Hyman K. Bielsky
                                         Senior Vice President, General Counsel


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